Exhibit 99.1

Contact:	Chris Papa
Post Properties, Inc.
(404) 846-5000

Post Properties Announces Quarterly Dividends

Increases Dividend Payout to Common Shareholders by 11 Percent

and Announces Annual Shareholders Meeting Results

ATLANTA, May 8, 2014 – Post Properties, Inc. (NYSE: PPS), an Atlanta-based real estate investment trust, today announced that at a meeting earlier today, the Board declared quarterly dividends on its common stock of $0.40 per share for the second quarter of 2014. The dividend is payable on July 15, 2014, to all common shareholders of record as of June 30, 2014.

Said Dave Stockert, CEO and President, “We are pleased to raise the dividend to common shareholders, to reflect the strength of our business, and consistent with our capital allocation plans. With today’s announcement, we expect our annualized rate of common dividends to increase to $1.60 per share.”

Post also announced regular quarterly dividends for its 8.5 percent Series A Cumulative Redeemable Preferred Stock of $1.0625 per share for the second quarter of 2014. The dividend is payable on June 30, 2014, to all Series A preferred shareholders of record as of June 16, 2014.

The Company also announced that at its Annual Meeting held earlier today, shareholders elected the Board’s eight nominees, voted to approve, on an advisory basis, executive compensation, voted to adopt the 2015 non-qualified employee stock purchase plan, and ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for 2014.

About Post Properties

Post Properties, founded more than 40 years ago, is a leading developer and operator of upscale multifamily communities. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded high density urban and resort-style garden apartments. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.

Post Properties has interests in 22,208 apartment units in 59 communities, including 1,471 apartment units in four communities held in unconsolidated entities and 1,620 apartment units in five communities currently under development or in lease-up.

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